EXHIBIT 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	May 4, 2019

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the first quarter of 2019 and 2018 are summarized in the following paragraphs. However, we urge investors and reporters to read our 10-Q, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the first quarter of 2019 and 2018 are summarized below. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	First Quarter
	2019	2018
Net earnings (loss) attributable to Berkshire shareholders	$21,661	$(1,138)

Net earnings (loss) includes:
Investment and derivative gains/losses –
Investments	15,498	(6,263)
Derivatives	608	(163)

	16,106	(6,426)
Operating earnings	5,555	5,288

Net earnings (loss) attributable to Berkshire shareholders	$21,661	$(1,138)

Net earnings (loss) per average equivalent Class A Share	$13,209	$(692)
Net earnings (loss) per average equivalent Class B Share	$8.81	$(0.46)

Average equivalent Class A shares outstanding	1,639,821	1,644,958
Average equivalent Class B shares outstanding	2,459,731,886	2,467,436,888

Beginning in 2018, due to a change in Generally Accepted Accounting Principles (“GAAP”), we are required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our earnings statements. In 2017 and in prior years, while changes in unrealized gains/losses were reflected in our shareholders’ equity, they were not included in our earnings statements. In the table above, investment gains/losses include a gain of approximately $15.1 billion in the first quarter of 2019 and a loss of approximately $7.0 billion in the first quarter of 2018 due to changes during the first quarters of 2019 and 2018 in the amount of unrealized gains that existed in our equity security investment holdings and also include after-tax realized gains on sales of investments of approximately $392 million and $747 million in the first quarters of 2019 and 2018, respectively.

The amount of investment gains/losses in any given quarter is usually meaningless and delivers figures for net earnings per share that can be extremely misleading to investors who have little or no knowledge of accounting rules.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	First Quarter
	2019	2018
Insurance-underwriting	$389	$407
Insurance-investment income	1,237	1,012
Railroad, utilities and energy	1,858	1,730
Other businesses	2,200	2,127
Other	(129)	12

Operating earnings	$5,555	$5,288

As of May 3, 2019, Kraft Heinz has not filed its 2018 Form 10-K with the Securities and Exchange Commission. In addition, Kraft Heinz has not made its financial statements for the first quarter of 2019 available to Berkshire. Accordingly, Berkshire does not have the necessary financial information to determine its share of the earnings of Kraft Heinz for the first quarter of 2019. As a result, Berkshire’s first quarter 2019 other operating earnings excludes such amount. Berkshire will record its share of Kraft Heinz’s earnings for the three months ended March 31, 2019 during the period that such information becomes available. Other operating earnings in the first quarter of 2018 included $234 million related to Berkshire’s investment in Kraft Heinz.

At March 31, 2019, insurance float (the net liabilities we assume under insurance contracts) was approximately $124 billion, an increase of approximately $1 billion since yearend 2018.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains/losses.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are now required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our periodic earnings statements. In sum, investment gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400